UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2019

U.S. Gold Corp.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-08266	22-18314-09
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1910 E. Idaho Street, Suite 102-Box 604
Elko, NV 89801

(Address of Principal Executive Offices, and Zip Code)

(800) 557-4550

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	USAU	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On June 19, 2019, U.S. Gold Corp. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain purchasers relating to the offer and sale of 1,250 Series F Preferred units (a “Unit”), each Unit consisting of one (1) share of 0% Series F Preferred Stock (“Preferred Stock”) and 878 Class X Warrants. Each Unit will be sold for its stated value of $2,000. Each share of Preferred Stock, at the option of the holder at any time, may be converted into the number of shares of common stock of the Company (“Common Stock”) determined by dividing the $2,000 stated value per share of the Preferred Stock by a conversion price of $1.14 per share (initially approximately 2,193,750 shares of common stock), subject to adjustment. Each Class X Warrant is exercisable to acquire one share of our common stock and one Class Y Warrant at an exercise price of $1.14, for a period of six (6) months from the date of issuance. Each Class Y Warrant is exercisable to acquire one share of common stock at an exercise price of $1.14 per share, commencing six (6) months from the date of issuance (the “Initial Issuance Date”) and will expire on a date that is the five (5) year anniversary of the Initial Exercise Date. The shares of common stock acquirable upon exercise of the Class X Warrants and Class Y Warrants are collectively referred to as “Warrant Shares”.

The Units, Preferred Stock, Class X Warrants, Class Y Warrants, Common Stock issuable upon conversion of the Preferred Stock and Warrant Shares issuable upon exercise of the Class X Warrants and Class Y Warrants (collectively referred to as the “Registered Securities”) will be sold pursuant to a prospectus supplement dated June 19, 2019 and an accompanying base prospectus dated May 16, 2017 in the Company’s existing shelf registration statement on Form S-3 (333-217860) that was declared effective by the Securities and Exchange Commission on May 16, 2017. The Company is filing as Exhibit 5.1 to this Current Report an opinion and consent of Dorsey & Whitney LLP, special legal counsel to the Company, issued to the Company as to the validity of the Registered Securities being offered by the Company registered pursuant to the registration statement.

The net proceeds, after estimated expenses of the offering payable by the Company, are estimated to be $2.425 million. The Company expects to use the net proceeds from the offering for general corporate purposes. The offering is expected to close on June 19, 2019, subject to the satisfaction of customary closing conditions.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and provides for indemnification of the Purchasers against certain liabilities, including liabilities incurred as a result of or relating to any breach of the representations, warranties, covenants or agreements made by the Company in the Purchase Agreement.

Until the date that less than 25% of the shares of Series F Preferred Stock issued at the closing of the offering remain outstanding, neither the Company nor any subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents without the consent of the lead investor; provided, however, the limitation does not apply to “Exempt Issuances,” which include (a) issuances of Common Stock, options or equity grants to employees, consultants, officers or directors of the Company pursuant to any Company Compensatory Plans, (b) Common Stock issued upon conversion or exercise of outstanding convertible securities, and (c) Common Stock, equity security, convertible securities, debt or related security issued pursuant to joint ventures, license-in arrangements, leasing arrangements and substantially similar arrangements approved by a majority of the disinterested directors of the Company, including private placements of Common Stock or other equity securities for cash consideration to strategic mining industry investors; provided that such issuance are “restricted securities” (as defined in Rule 144). Until the date that less than 30% of the shares of Series F Preferred Stock issued at the closing of the offering remain outstanding, neither the Company nor any subsidiary shall issue or announce the issuance or proposed issuance of any debt securities, except for Exempt Issuances.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties thereto. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, (ii) are qualified by information in disclosure schedules delivered to the Purchasers in connection with the signing of the Purchase Agreement and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of the Company. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the Purchase Agreement, Class X Warrants and Class Y Warrants is not complete and is qualified in its entirety by reference to the form of Purchase Agreement filed herewith as Exhibit 10.1, the forms of Class X Warrants and Class Y Warrants, filed as Exhibit 4.1 and 4.2, respectively, and all of which are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The Company issued the investors in the Unit offering, 2,193,750 Class A Warrants. Each Class A Warrant is exercisable to acquire one share of common stock at an exercise price of $1.14 per share, commencing six (6) months from the date of issuance and will expire on a date that is the five (5) year anniversary of the date of issuance. Neither the Class A Warrants nor the shares of common stock issuable upon exercise of the Class A Warrants have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued pursuant to Rule 506(b) of Regulation D of the Securities Act. Each investor is an accredited investor as defined in Rule 501(a) of Regulation D of the Securities Act.

The foregoing description of the Class A Warrants is not complete and is qualified in its entirety by reference to the form of Class A Warrants, filed as Exhibit 4.3 and all of which are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 19, 2019, the Company filed a Certificate of Designations, Preferences and Rights of the Series F Preferred (the “Certificate of Designations”) with the Secretary of State of the State of Nevada amending its Articles of Incorporation to establish the Series E Preferred and the number, relative rights, preferences and limitations thereof. Pursuant to the Certificate of Designations, 1,250 shares of preferred stock have been designated as Series E Preferred, and each of the shares of Series E Preferred initially is convertible, at the election of the holder, into a number of shares of the Company’s common stock equal to the stated value of the Preferred Share, which is $2,000, subject to specified adjustments, divided by the conversion price, which is $1.14 per share, subject to specified adjustments (the “Conversion Price”). Based on the initial Conversion Price, approximately 2,193,750 shares of common stock would be issuable upon conversion of all of the Preferred Stock to be sold pursuant to the Purchase Agreement. A holder of Preferred Stock shall have no right to convert any portion of the Preferred Stock to the extent that, after giving effect to such conversion, the holder would beneficially own in excess of 4.99% (or, at the election of a holder after providing 61 days’ prior written notice to the Company, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion.

Holders of Preferred Stock shall be entitled to receive dividends when and as declared by the Company’s board of directors, from time to time, and shall participate on an “as converted” basis with all dividends declared on the Company’s common stock.

Upon the Company’s liquidation, the holders of Preferred Stock are entitled to receive in cash out of the assets of the Company, after payment of the liquidation preference for any outstanding shares of senior preferred stock, but before any amount is paid to the holders of any of shares of junior stock and pari passu with any parity stock then outstanding, an amount per share equal the greater of (A) the stated value thereof on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series F Preferred into Common Stock immediately prior to the date of such payment.

Except as required by law or the Company’s Articles of Incorporation, including certain protective provisions in the Certificate of Designations, holders of Preferred Shares have the same voting rights as holders of common stock, voting together as one class on an as-converted basis based on a conversion price equal to $1.14, subject to beneficial ownership limitations.

The terms of the Series F Preferred are more fully set forth in the Certificate of Designations. A copy of the Certificate of Designations is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On June 20, 2019, the Company issued a press release entitled “U.S. Gold Corp. Announces Closing of $2.5 Million Registered Direct”. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this report, including the exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of 0% Series F Convertible Preferred Stock

4.1	Form of Class X Warrant Certificate

4.2	Form of Class Y Warrant Certificate

4.3	Form of Class A Warrant Certificate

5.1	Opinion of Dorsey & Whitney LLP(1)

10.1	Form of Purchase Agreement

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1) (1)

99.1	Press Release of U.S. Gold Corp. (2)

(1)	The foregoing Exhibits are hereby incorporated by reference into the Registrant’s Registration Statement on Form S-3 (File No. 333-217860), filed with the SEC on May 4, 2016, as declared effective on May 13, 2016, pursuant to the United States Securities Act of 1933, as amended

(2)	Furnished to not filed with the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

u.s. gold corp.

Date: June 20, 2019

	By:	/s/ Edward Karr
Edward Karr, Chief Executive Officer